Exhibit 99.1

Joint Filer Information

Name of Joint Filer:	Fusion Sponsor II LLC
Address of Joint Filer:	c/o Fusion Acquisition Corp. II
667 Madison Avenue, 5th Floor
New York, New York 10065
Relationship of Joint Filer to Issuer:	10% Owner, Director
Issuer Name and Ticker or Trading Symbol:	Fusion Acquisition Corp. II [FSNB]
Date of Event Requiring Statement:
(Month/Day/Year):	08/29/2023

Name of Joint Filer:	John James
Address of Joint Filer:	c/o Fusion Acquisition Corp. II
667 Madison Avenue, 5th Floor
New York, New York 10065
Relationship of Joint Filer to Issuer:	10% Owner, Officer (Chief Executive Officer), Director
Issuer Name and Ticker or Trading Symbol:	Fusion Acquisition Corp. II [FSNB]
Date of Event Requiring Statement:
(Month/Day/Year):	08/29/2023